Exhibit 10.7

2016 INDEPENDENT OFFICE AGREEMENT

The 2016 Independent Office Agreement (hereinafter “Agreement”) between the undersigned EMPLOYER, (hereinafter “Employer”) and LOCAL 32BJ, SERVICE EMPLOYEES INTERNATIONAL UNION, (hereinafter “Union”), for the following premises:

Employer:	AMALGAMATED BANK OF NEW YORK

Location:	275 7TH AVENUE a/k/a 267-281 7TH AVENUE

Wherein it is mutually agreed as follows:

ARTICLE I – Recognition and Union Status

1. This Agreement shall apply to all classifications of service employees under the jurisdiction of the Union, which is recognized as their exclusive bargaining representative. Article VII of this Agreement shall also apply to employees of cleaning and maintenance contractors who employ employees in any building committed to this Agreement working in any job category covered by this Agreement. The jurisdiction of the Union includes the City of New York, Nassau, Suffolk, Westchester, Putnam, Dutchess, Rockland, Orange and Sullivan Counties, New Jersey, Connecticut, and all other areas that are and may come within the geographical jurisdiction of the Union.

This Agreement shall include a classification for Superintendent in buildings where the Superintendent has been covered by a prior SEIU Local 32BJ collective bargaining agreement and those covered under a former Local 164/RAB Agreement.

Work performed pursuant to the terms of this Agreement shall not be performed by persons not covered by this collective bargaining agreement except as provided in Article VII.

2. There shall be a Union Shop throughout the term of this Agreement and in every building where there was a Union Shop under the 2012 Office Agreement (or other SEIU Local 32BJ collective bargaining agreement). The Union Shop requires membership in the Union by every employee as a condition of employment after the thirtieth (30th) day following employment, or the execution date of this Agreement, whichever is later, or in the case of a newly organized building, after the thirtieth (30th) day following agreement or determination that a majority of the employees are members of the Union or have applied for membership in the Union, and requires that the Union shall not ask or require the Employer to discharge or otherwise discriminate against any employee except in compliance with law. The requirement of membership under this Section or elsewhere in this Agreement is satisfied by the payment of financial obligations of the Union’s initiation fees and periodic dues uniformly imposed.

In the event the Union security provision of this Agreement is held to be invalid, unenforceable or of no legal effect generally or with respect to any building because of interpretation or a change of federal or state statute, city ordinance or rule or decision of any government administrative body, agency or subdivision, the permissible Union security clause under such statute, decision or regulation shall be enforceable as a substitute for the Union security clause provided for herein.

3. Upon receipt by the Employer of a letter from the Union’s Secretary-Treasurer requesting an employee’s discharge because he/she has not met the requirements of this Article, unless the Employer questions the propriety of so doing, the employee shall be discharged within fifteen (15) days of said notice if prior thereto he does not take proper steps to meet said requirements. If the Employer questions the propriety of the discharge, he shall immediately submit the matter to the Arbitrator. If the Arbitrator determines that the employee has not complied with Section 2, he/she shall be discharged within ten (10) days after written notice of the determination has been given to the Employer.

4. The Union will hold the Employer harmless for any liability arising from any discharge asked by the Union pursuant to the provisions of this Article provided the Employer has done nothing to cause or increase its own liability concerning removal of employees.

5. The Employer shall be responsible for unpaid dues or other monies after receipt of notice provided for in this Article and exhaustion of contractual remedies. The Employer’s obligation shall begin fifteen (15) days after such notice or if the Employer questions the discharge after the final determination of the Arbitrator.

6. Nothing in this Article shall be construed as an admission that the Employer or his employees are engaged in interstate commerce, in an activity affecting interstate commerce, in the production of goods for interstate commerce, or that the provisions of the Labor-Management Relations Act, as amended, cover any building.

7. The Employer shall on execution of this Agreement furnish to the Union a complete list of the names, Social Security numbers and home addresses of all employees covered by this Agreement, plus their hours of employment, hourly rate of pay and union affiliation. The Employer shall immediately notify the Union in writing of the name, Social Security number, and home address of each new employee engaged by the Employer. The Employer shall also notify the Union, in writing, as soon as a cancellation of an account becomes effective where Union members are employed, and the Employer shall notify the Union when it acquires a new building service job.

8. For the purpose of determining the employees who should be members of the Union and to insure that the terms of this Agreement are being complied with, the Union shall have the right to inspect the Employer’s Social Security reports and all payroll and tax records and any other record of employment, and the Employer shall make such records available to the Union upon request therefor. The Union shall have the right to expedited arbitration in the event the Employer fails to comply with this right of inspection. The Health, Pension, Training, Legal and Supplemental Retirement and Savings Fund (SRSF) Funds shall have the same right to inspect as the Union.

9. The Union does hereby authorize the Employer and the Employer does hereby agree to deduct the Union’s monthly dues, initiation fees, and all legal assessments from the pay of each employee covered by this Agreement from whom it receives written authorization and will continue to make such deductions while the authorization remains in effect. The Employer hereby agrees to deduct voluntary political contributions based upon authorization signed by the employees in accordance with applicable law. Such deductions will be made from the pay for the first full period worked by each employee following the receipt of authorization, and thereafter will be made the first payday of each month, and forwarded by the Employer to the Union not later than the twentieth (20th) day of each and every current month. Such deductions shall constitute trust funds while in the possession of the Employer. The Union will furnish to the Employer the necessary authorization forms.

If the Employer fails to remit to the Union the dues or other monies deducted in accordance with this section by the twentieth (20th) day, the Employer shall pay interest on such dues or other monies at the rate of one percent per month beginning on the twenty-first day, unless the Employer can demonstrate the delay was for good cause due to circumstances beyond its control. The interest shall not be assessed for an Employer’s initial failure to deduct voluntary political contributions until thirty (30) days after the Employer has received written notice from the Union of its failure to deduct.

The Employer shall provide employee information in connection with the transmission of dues, initiation fees, all legal assessments and other deductions required to be transmitted to the Union (collectively, “Deductions”). Deductions from employees’ paychecks shall be transmitted to the Union electronically via ACH or wire transfer utilizing the 32BJ self-service portal, unless the Union directs, in writing, that Deductions be remitted by means other than electronic transmittals. The Union shall specify reasonable information to be recorded and/or transmitted by the Employer, as necessary and consistent with this Agreement.

If the Employer is currently transmitting Deductions by ACH, it shall continue to do so. The parties recognize that an Employer who is not currently transmitting Deductions by ACH may need time and/or training to be able to do so. The Union shall provide any necessary training opportunity to the Employer to facilitate electronic transmissions. If the Employer is not currently transmitting Deductions by ACH, it shall commence transmission by ACH no later than September 30, 2016 (the “Transition Period”), provided that any reasonably requested training has been provided by the Union. It is understood that the transition to ACH payment may cause some delays in effecting transmission. During the Transition Period, an Employer who deducts appropriately, but whose transmissions are delayed, shall not be subject to interest or penalties owing to such delays.

If a signatory does not revoke his/her authorization at the end of a year following the date of authorization, or at the end of the current contract, whichever is earlier, it shall be deemed a renewal of authorization, irrevocable for another year, or until the expiration of the next succeeding contract, whichever is earlier.

ARTICLE II – Effective Date and Working Conditions

1. This Agreement shall be effective as of January 1, 2016, except as otherwise provided herein.

2. There shall be no lowering of any standards of working conditions of any employee in the employ of the Employer as a result of this Agreement. All employees enjoying higher wages, higher benefits or better working conditions than provided for herein, either pursuant to a prior collective bargaining agreement or otherwise, shall continue to enjoy at least the same.

A change of schedules or duties, so long as required relief and luncheon periods are reasonably spaced, shall not violate this Section provided the employee and the Union shall be given at least three (3) weeks’ advance written notice and such change is reasonable. However, every employee presently working a regular Monday through Friday workweek (and if such employee leaves his job for any reason whatsoever, his replacement) shall receive pay at time and one-half the regular straight-time hourly rate for any work performed by him on a Saturday or Sunday.

3. All employees hired on or after the effective date of this Agreement may be offered and assigned to any cleaning duty in the building, provided that it does not exceed a reasonable day’s work.

Office cleaning employees already employed on the effective date of this Agreement may be assigned to any cleaning duty on office floors provided (1) that the Employer give the Union three (3) weeks’ written notice of any new assignment except for temporary assignments, and (2) that the Employer shall not assign employees to workloads or work duties requiring unusual physical exertion, strength or dexterity. This provision shall not be applied by the Employer to substantially increase present workloads or to substantially alter duties so as to require the employee to perform more than a reasonable day’s work.

If the Union arbitrates a dispute pursuant to this provision, the Employer in such arbitration shall have the burden of showing that only a reasonable day’s work as provided above is required of the employee.

ARTICLE III – Management Rights

1. The Union recognizes management’s right to direct and control its policies subject to the obligations of this Agreement.

2. Employees will cooperate with management within the obligations of this Agreement to facilitate efficient building operation.

3. Employees shall not be discharged by the Employer except for justifiable cause. If any employee is unjustly discharged, he/she shall be reinstated to his former position without loss of seniority and without salary reduction. The Arbitrator may determine whether, and to what extent, the employee shall be compensated by the Employer for time lost.

4. Any employee who is discharged shall be furnished a written statement of reasons for such discharge no later than five (5) working days after the date of discharge. In appropriate circumstances, the Employer may supplement and/or amend its written statement of the reason(s) for discharge within a reasonable time. Such amended statement shall be substituted for the initial statement without prejudice to the Employer, including in an arbitration.

5. If an employee is removed from a location at the good faith demand of a customer, the Employer may remove the employee from further employment at that location, provided there is a good faith reason to justify such removal, apart from the demand itself. Upon the Union’s request, the Employer will advise the Union of information it has relating to the customer’s complaint and make reasonable efforts to secure from the customer a written confirmation of the customer’s request. Unless the Employer has cause to discharge the employee, the Employer will place the employee in a similar job at another facility within the same county covered by this Agreement (or another SEIU Local 32BJ collective bargaining agreement with equivalent terms), unless the Union and the Employer shall agree to place the employee in a similar job in a different county covered by another SEIU Local 32BJ collective bargaining agreement, without loss of entitlement seniority or reduction in pay or benefits and pay Displacement Pay to such employee equivalent to the Termination Pay Schedule set forth in Article X, Sec. 23(a), but not less than two (2) weeks’ pay. In the event an employee is transferred to another building and is not filling a vacant position, the Employer shall seek volunteers on the basis of seniority within the job title. If there are no volunteers, the junior employees shall be selected for transfer and receive the same Displacement Pay and protection afforded to the transferred employee. If an employee is discharged and the matter is grieved by the Union, the Employer at such discharge arbitration must raise the issue of a transfer, pursuant to this Section, at that time.

ARTICLE IV – No Strikes or Lockouts

1. There shall be no work stoppage, strike, lockout or picketing, except as provided in Sections 2 and 3 of this Article. If this provision is violated, the matter may be submitted immediately to the Arbitrator. In the event of an alleged violation of this Article, the Employer or the Union may, by facsimile, request an immediate arbitration. The Office of the Contract Arbitrator shall schedule a hearing on the alleged violation within twenty-four (24) hours after receipt of said facsimile. The Arbitrator shall issue an award determining whether or not said alleged strike or lockout is in violation of the collective bargaining agreement and award appropriate remedy. This is a procedural provision intended only to bring the arbitration on more quickly.

2. If an Arbitrator’s award or a judgment against any Employer is not complied with within three (3) weeks after such award, or notice if such judgment is given pursuant to law, is sent by registered or certified mail to the Employer, at his last known address, the Union may order a stoppage of work, strike or picketing to enforce such award or judgment and it may also compel payment of lost wages to any employee for the period he engaged in such activity. Upon compliance with the award or judgment and payment of lost wages, such activity shall cease.

3. The Union may order a work stoppage, strike or picketing at a building where the Employer has violated Article VII, provided that seventy-two (72) hours written notice is given by hand delivery or facsimile transmission to the Employer of the Union’s intention to do so.

4. The Union shall not be held liable for any violation of this Article where it appears that it has taken all reasonable steps to avoid and end the violation.

5. No employee covered by this Agreement shall be required by the Employer to pass lawful picket lines established by any local of Service Employees International Union in an authorized strike (including picket lines established by Local 32BJ in another bargaining unit).

6. The Employer will not do the work of the striking employees if the Union is conducting an authorized strike.

ARTICLE V – Grievance and Arbitration

1. A grievance shall first be taken up directly between the Employer and the Union. Grievances shall be resolved, if possible, within seventy-two (72) hours after they are initiated, and, if not so resolved, shall be promptly submitted to the Office of the Contract Arbitrator.

2. Any grievance, except as otherwise provided herein and except a grievance involving basic wage violations including Pension, Health, Training, Legal and SRSF contributions as set forth in Article X, Section 47, shall be presented to the Employer in writing within one hundred twenty (120) days of its occurrence, except for grievances involving suspension without pay or discharge, which shall be presented within forty-five (45) days, unless the Employer agrees to an extension. The Arbitrator shall have the authority to extend the above time limitations for good cause shown.

Where a failure to compensate overtime work can be unequivocally demonstrated through employer payroll records, the Union may grieve the failure to compensate overtime for the three year period prior to the filing of the grievance.

Any dispute or grievance between the Employer and the Union which cannot be settled directly by them shall be submitted to the Office of the Contract Arbitrator, including issues initiated by the Trustees pursuant to Article X, Section 47. The Office of the Contract Arbitrator shall schedule a hearing within two (2) to fifteen (15) days after either party has served written notice upon the Office of the Contract Arbitrator with copy to the other party of any issue to be submitted. The Arbitrator’s oath-taking, and the period and the requirements for service of notice in the form prescribed by statute are hereby waived. Arbitration expenses shall be borne equally by the parties unless otherwise specified herein.

Nothing in this Agreement shall preclude deferral where the National Labor Relations Act provides for deferral.

3. A written award shall be made by the Arbitrator within thirty (30) days after the hearing closes. Upon joint request of both parties, the Arbitrator shall issue a “bench decision” with written award to follow within the required time period. If a written award is not timely rendered, either the Union or the Employer may demand in writing of him/her that the award must be made within ten (10) more days. If no decision is rendered within that time, either the Union or the Employer may notify the Arbitrator of the termination of his/her office as to all issues submitted to him/her in that proceeding. By mutual consent of the Union and Employer, the time of both the hearing and decision may be extended in a particular case. If a Party, after due written notice, defaults in appearing before the Arbitrator, an award may be rendered upon the testimony of the other party. Due written notice means mailing, faxing, or hand delivery to the address specified in the Agreement or in an assumption. No more than one adjournment per party shall be granted by the Arbitrator without consent of the opposing Party.

All Union claims are brought by the Union alone and no individual shall have the right to compromise or settle any claim without the written permission of the Union. Counsel for the Union and the Employer may be present at any grievance procedure meeting.

In the event that the Union appears at arbitration without the grievant, the Arbitrator shall conduct the hearing provided it is not adjourned. The Arbitrator shall decide the case based upon the evidence adduced at the hearing.

4. The procedure herein with respect to matters over which a Contract Arbitrator has jurisdiction shall be the sole and exclusive method for the determination of all such issues, and the Arbitrator shall have the power to award appropriate remedies, the award being final and binding upon the parties and the employee(s) or Employer(s) involved. Nothing herein shall be construed to forbid either party from resorting to court for relief from or to enforce rights under any award.

There is presently an agreement between the Union and the RAB designating the Office of the Contract Arbitrator-Building Service Industry as contract arbitrator for all disputes. It is agreed by the parties hereto that the arbitrators serving in such office shall also serve as contract arbitrators under this Agreement. The arbitrators currently are: John Anner, Stuart Bauchner, Noel Berman, Melissa Biren, Dean Burrell, Howard C. Edelman, Deborah Gaines, Gary Kendellen, Marilyn M. Levine, Randi Lowitt, Ruth Moscovitch, Earl Pfeffer, David Reilly, William Reilly, and William Schecter. Any additional arbitrators designated to serve in the Office of the Contract Arbitrator by the Union and the RAB shall be deemed added to the list of contract arbitrators for this Agreement.

In the event that one or more of the contract arbitrators is terminated at the request of the Union, pursuant to the agreement between the Union and the RAB, such arbitrator(s) shall be automatically deleted as contract arbitrator under this Agreement. In the event that one or more of the contract arbitrators is terminated from the Contract Arbitrator’s office at the request of the RAB, pursuant to the agreement between the Union and the RAB, the Employer may, upon thirty (30) days’ written notice to the Union, terminate the services of any such arbitrator(s).

5. Should either party fail to abide by an arbitration award within two (2) weeks after such award is sent by registered or certified mail to the parties, either party may, in its sole and absolute discretion, take any action necessary to secure such award including but not limited to suits at law. Should either party bring such suit, it shall be entitled, if it succeeds, to receive from the other party all expenses for counsel fees and court costs. In any proceeding to confirm an award, service may be made by registered or certified mail within or without the State of New York as the case may be.

6. Grievants attending grievances and arbitrations shall be paid their regularly scheduled hours during such attendance. If the Union requires an employee of the building to be a witness at the hearing and the Employer adjourns the hearing, the employee witness shall be paid by the Employer for his regularly scheduled hours during attendance at such hearing. This provision shall be limited to one (1) employee witness.

ARTICLE VI – Sale or Transfer of Building

1. (a) In case of any sale, lease, transfer or assignment of control, occupancy or operation of the premises (hereinafter referred to as “transfer”) the Employer shall give the Union two (2) weeks’ written notice prior to the effective date thereof; the Employer, be he seller, lessor, transferor, assignor or otherwise, shall, as a condition of the transfer, require the transferee to agree in writing to adopt this Agreement and offer employment to all employees of the Employer. Without in any way limiting the other rights and remedies of the Union, anyone failing to adhere to the foregoing provisions shall pay, in addition to such further damages as may be found by the Arbitrator, six (6) months’ pay for the benefit of the employees as liquidated damages to them in addition to any other accrued payments due under this Agreement.

(b) In the event of a transfer of the building at any time during which a subcontract exists for work covered by this Agreement, the transferor shall require the transferee, as a condition of the transfer, to adopt the provisions of this Agreement with respect to the subcontracted work and become bound by the provisions of Article I and VII of this Agreement. In the event that any transferee during the period of subcontracting shall fail to become a party to this Agreement as aforesaid, the Union, in addition to the other remedies provided herein, upon three (3) days oral or written notice to the Employer, may cancel Article IV of this Agreement, and then engage in any stoppage, strike or picketing, without thereby causing a termination of any other provisions of this Agreement, until an agreement is concluded.

(c) Upon the expiration date of this Agreement as set forth in Article VIII, this Agreement shall thereafter continue in full force and effect for an extended period until a successor shall has been executed. During the extended period, all terms and conditions hereof shall be in effect including, subject to the provisions of this paragraph, the provisions of this Article VI, Section 1(a), (b), and (c). During the extended period, the Employer shall negotiate for a successor agreement retroactive to the expiration date and all benefits and improvements in such successor agreement shall be retroactive, if such agreement shall so provide. In the event the parties are unable to agree upon terms of a successor agreement, the Union, upon three (3) days oral or written notice to the Employer, may cancel Article IV of this Agreement, and then engage in any stoppage, strike or picketing, without hereby causing a termination of any other provision of this Agreement, until the successor agreement is concluded.

In the event of a transfer during the extended period, the Employer shall comply with Article VI, Section 1(a), (b), and (c) of this Agreement and, subject to provisions of this Article, negotiations shall continue with the transferee Employer; in the event the transferee shall not agree to make benefits or improvements retroactive to the expiration date hereof as set forth in Article VIII, then, whether or not adjustments have been made therefor at the closing, the Employer shall pay the value or amount of all improvements in benefits, wages and working conditions from the expiration date to the date of closing, in the amount agreed to by such transferee Employer.

2. Nothing herein contained shall be deemed to limit or diminish in any way the Union’s right to enforce this Agreement against any transferee pursuant to applicable law concerning rules of successorship or otherwise; limit or diminish in any way the Union’s or any employee’s right to institute proceedings pursuant to the provisions of State or Federal labor relations laws, or any statutes, rules or regulations which may be applicable.

3. Any transferee who has failed to adopt this Agreement pursuant to the provisions of Section I of this Article VI by reason of such transferee’s lack of knowledge of the requirements thereof may within twenty (20) days after the date of transfer adopt this Agreement provided that, prior to the date of such adoption, there has been no layoff or reduction in force, and that such adoption is retroactive to the date of transfer of title or control.

4. Where a building is acquired by a public authority of any nature through condemnation, purchase or otherwise, the last owner shall guarantee the payment of termination pay and of accrued vacation due to the employees up to the date of transfer of title. The Union will, however, seek to have such authority assume the obligations for payments. If unsuccessful and the last owner becomes liable for such payments, the amounts thereof shall be liens upon any condemnation award or on any amount received by such last owner.

ARTICLE VII – Subcontracting

1. The Employer shall not make any agreement or arrangement for the performance of work and/or for the categories of work heretofore performed by employees covered by this Agreement except within the provisions and limitations set forth below.

2. The Employer or contractor shall give advance written notice to the Union at least three (3) weeks prior to the effective date of its contracting for services, or changing contractors, indicating name and address of the contractor.

3. The Employer shall require the contractor to retain all bargaining unit employees working at the location at the time the contract was awarded and to maintain the existing wage and benefit structure.

The Employer agrees that employees then engaged in the work which is contracted out shall become employees of the initial contractor or any successor contractor, and agrees to employ or re-employ the employees working for the contractor when the contract is terminated or cancelled. This provision shall not be construed to prevent termination of any employee’s employment under other provisions of this Agreement relating to illness, retirement, resignation, discharge for cause, or layoff by reason of reduction of force; however, a contractor may not reduce force or change the work schedule without first obtaining written consent from the Union.

With respect to all jobs contracted for by the Employer where members of the Union were employed when the contract was acquired, it is agreed that the Employer shall retain at least the same number of employees, the same employees, under the same work schedule and assignments including starting and quitting times of each employee.

If the contractor adopts this Agreement and fails to comply with this Agreement, the Employer shall be liable severally, and jointly with the contractor, for any and all damages sustained by the employees as a result thereof, or for any unpaid Health, Pension, Training, Legal and/or SRSF contributions. The Employer’s liability shall commence the date it receives written notice from the Union of the contractor’s failure to so comply.

Any contractor who performs services for an owner and/or managing agent who is signatory to this Agreement and who is party to a collective bargaining agreement with the Union that includes this provision, shall be entitled to the following provisions of this Agreement at the signatory building: Seniority, Hours, Flexibility, and Work of Absentees.

4. This Article and Article VI are intended to be work preservation provisions for the employees employed in a particular building and to categories of employees to the extent that such categories of employees are “fairly claimable” by the Union within existing National Labor Relations Board case law. In the event that the application of this Article or Article VI, or any part thereof, is held to be in violation of law, then this Article or Article VI, or any part thereof, shall remain applicable to the extent permitted by law.

ARTICLE VIII – Term and Expiration of Agreement

1. This Agreement shall be effective January 1, 2016 and shall expire at the conclusion of December 31, 2019, for all employees excluding security guards. With regard to security guards, this Agreement shall continue until March 31, 2019, but all economic terms in the successor agreement to this contract shall be retroactive to January 1, 2019.

ARTICLE IX – Building Classifications, Wages & Other Working Conditions

SECTION I - Building Classifications

1. Office buildings are classified as A, B, or C buildings as follows:

(a)	Class A Building – Gross area of more than 280,000 square feet;

(b)	Class B Building – Gross area of more than 120,000 and not over 280,000 square feet;

(c)	Class C Building – Gross area of less than 120,000 square feet.

2. In calculating the area of an office building, the formula for measurement shall be as follows:

Gross area of an office building is the sum total of areas existing on the various floors of the building, including the basement space, but excluding that portion of the penthouse used for the machinery and appurtenances of the building and that portion of the basement used for public utilities and general operation of the property. Gross area of an entire floor shall be computed by measuring from the inside plaster surfaces of all exterior walls of space used by the tenant on the floor, including columns and corridors, but excluding toilets, porters’ closets, slop sinks, elevators shafts, stairs, fire towers, vents, pipe shafts, meter closets, flues and stacks, and any vertical shafts and their enclosing walls. No deductions shall be made for columns, pilasters, or projections necessary to the building.

SECTION II - Wages

1. (a) Effective January 1, 2016, each employee covered hereunder shall receive a wage increase of $0.70 for each regular straight time hour worked. Additionally, the minimum hourly rate differential for handypersons, forepersons, starters (which shall include all employees doing similar or comparable work by whatever title known) shall be increased by $0.05 respectively for each regular straight-time hour worked.

Effective January 1, 2016 the minimum regular wage rates shall be as follows:

	Class A		Class B		Class C
	Regular Hourly Rate	40 Hour Wage	Regular Hourly Rate	40 Hour Wage	Regular Hourly Rate	40 Hour Wage
Handyperson	$26.9480	$1,077.92	$26.9170	$1,076.68	$26.8730	$1,074.92
Foreperson	$26.8355	$1,073.42	$26.8045	$1,072.18	$26.7605	$1,070.42
Starter	$26.8355	$1,073.42	$26.8045	$1,072.18	$26.7605	$1,070.42
Other	$24.6230	$984.92	$24.5920	$983.68	$24.5480	$981.92
*Guards	$23.1660	$926.64	$23.1660	$926.64	$23.1600	$926.40

*	Guards hired before January 1, 1978, shall receive the rate of “Other,”

(b) Effective January 1, 2017, each employee covered hereunder shall receive a wage increase of $0.60 for each regular straight time hour worked.

Additionally, the minimum hourly rate differential for handypersons, forepersons, starters (which shall include all employees doing similar or comparable work by whatever title known) shall be increased by $0.05 respectively for each regular straight-time hour worked.

Effective January 1, 2017, minimum regular wage rates shall be as follows:

	Class A		Class B		Class C
	Regular Hourly Rate	40 Hour Rate	Regular Hourly Rate	40 Hour Wage	Regular Hourly Rate	40 Hour Wage
Handyperson	$27.5980	$1,103.92	$27.5670	$1,102.68	$27.5230	$1,100.92
Foreperson	$27.4855	$1,099.42	$27.4545	$1,098.18	$27.4105	$1,096.42
Starter	$27.4855	$1,099.42	$27.4545	$1,098.18	$27.4105	$1,096.42
Other	$25.2230	$1,008.92	$25.1920	$1,007.68	$25.1480	$1,005.92
*Guards	$23.7660	$950.64	$23.7660	$950.64	$23.7600	$950.40

*	Guards hired before January 1, 1978, shall receive the rate of “Other.”

(c) Effective January 1, 2018, each employee covered hereunder shall receive a wage increase of $0.60 for each regular straight time hour worked.

Additionally, the minimum hourly rate differential for handypersons, forepersons, starters (which shall include all employees doing similar or comparable work by whatever title known) shall be increased by $0.05 respectively for each regular straight-time hour worked.

Effective January 1, 2018, minimum regular wage rates shall be as follows:

	Class A		Class B		Class C
	Regular Hourly Rate	40 Hour Rate	Regular Hourly Rate	40 Hour Rate	Regular Hourly Rate	40 Hour Rate
Handyperson	$28.2480	$1,129.92	$28.2170	$1,128.68	$28.1730	$1,126.92
Foreperson	$28.1355	$1,125.42	$28.1045	$1,124.18	$28.0605	$1,122.42
Starter	$28.1355	$1,125.42	$28.1045	$1,124.18	$28.0605	$1,122.42
Other	$25.8230	$1,032.92	$25.7920	$1,031.68	$25.7480	$1,029.92
*Guards	$24.3660	$974.64	$24.3660	$974.64	$24.3600	$974.40

*	Guards hired before January 1, 1978, shall receive the rate of “Other.”

(d) Effective January 1, 2019, each employee covered by this Agreement shall receive a wage increase of $0,775 for each regular straight-time hour worked.

Additionally, the minimum hourly rate differential for handypersons, forepersons, starters (which shall include all employees doing similar or comparable work by whatever title known) shall be increased by $0.05 respectively for each regular straight-time hour worked.

Effective January 1, 2019, minimum regular wage rates shall be as follows:

	Class A		Class B		Class C
	Regular Hourly Rate	40 Hour Rate	Regular Hourly Rate	40 Hour Rate	Regular Hourly Rate	40 Hour Rate
Handyperson	$29.0730	$1,162.92	$29.0420	$1,161.68	$28.9980	$1,159.92
Foreperson	$28.9605	$1,158.42	$28.9295	$1,157.18	$28.8855	$1,155.42

Starter	$28.9605	$1,158.42	$28.9295	$1,157.18	$28.8855	$1,155.42
Other	$26.5980	$1,063.92	$26.5670	$1,062.68	$26.5230	$1,060.92
*Guards	$25.1410	$1,005.64	$25.1410	$1,005.64	$25.1350	$1,005.40

*	Guards hired before January 1, 1978, shall receive the rate of “Other.”

(e) The Union and the RAB presently have a provision in the 2016 Commercial Building Agreement which provides that:

(l) Effective January 1, 2017, in the event that the percentage increase in the cost of living [Consumer Price Index for the City of New York - Metropolitan Area (New York-New Jersey) Urban Wage Earners and Clerical Workers] from November 2015 to November 2016 exceeds 6.5%, then, in that event, an increase of $.10 per hour for each full 1% increase in the cost of living in excess of 6.5% shall be granted effective for the first full work week commencing after January 1, 2017. In no event shall said increase pursuant to this provision exceed $.20 per hour. In computing increases in the cost of living above 6.5%, less than .5 % shall be ignored and increases of .5% or more shall be considered a full point. Any increases hereunder shall be added to the minimum.

(2) Effective January 1, 2018, in the event that the percentage increase in the cost of living [Consumer Price Index for the City of New York - Metropolitan Area (New York-New Jersey) Urban Wage Earners and Clerical Workers] from November 2016 to November 2017 exceeds 6%, then, in that event, an increase of $.10 per hour for each full 1% increase in the cost of living in excess of 6% shall be granted effective for the first full work week commencing after January 1, 2018. In no event shall said increase pursuant to this provision exceed $.20 per hour. In computing increases in the cost of living above 6%, less than .5% shall be ignored and increases of .5% or more shall be considered a full point. Any increases hereunder shall be added to the minimum.

(3) Effective January 1, 2019, in the event that the percentage increase in the cost of living [Consumer Price Index for the City of New York - Metropolitan Area (New York-New Jersey) Urban Wage Earners and Clerical Workers] from November 2017 to November 2018 exceeds 6%, then, in that event, an increase of $.10 per hour for each full 1% increase in the cost of living in excess of 6% shall be granted effective for the first full work week commencing after January 1, 2019. In no event shall said increase pursuant to this provision exceed $.20 per hour. In computing increases in the cost of living above 6%, less than .5% shall be ignored and increases of .5% or more shall be considered a full point. Any increases hereunder shall be added to the minimum.

The parties hereto agree that any such increases referred to above in this subsection (e), which may result, shall be fully binding upon the parties hereto in the same amounts and upon the same effective date(s) as between the Union and the RAB.

2. (a) The standard workweek shall consist of five (5) consecutive days, Monday through Sunday, and shall not exceed eight (8) hours in any one day.

Overtime at the rate of time and one-half the regular straight-time hourly rate shall be paid for all hours worked in excess of eight (8) hours per day or forty (40) hours per week, whichever is greater. There shall be no split shifts. A paid holiday shall be considered as a day worked for the purpose of computing overtime pay. The straight-time hourly rate shall be computed by dividing the weekly wage by the number of hours in the standard workweek.

(b) Employees on the payroll on or before the effective date of this Agreement shall not have their scheduled hours reduced. Employees on the payroll on or before the effective date of this Agreement shall not have their scheduled hours increased by more than one hour a day without written consent of the Union. The Employer shall give the Union three (3) weeks’ written notice of any change of scheduled hours except in case of temporary changes. Employees employed after the effective date of this Agreement shall work such hours as may be assigned by the Employer provided they are not less than five (5) hours a day and five (5) consecutive days a week.

(c) The weekly working hours for elevator operators and starters shall include two (2) twenty (20) minute relief periods each day, but shall exclude luncheon recess of not less than forty-five (45) minutes or more than one (1) hour each day.

Employees, other than those referred to in the paragraph above, the majority of whose hours fall between 7 P.M. and 6 A.M. shall receive a fifteen (15) minute relief/lunch period. At the option of the Employer, employees who work seven (7) hours or more per day shall, in addition to their regular pay for scheduled hours, receive either additional straight-time pay for one-half

(1/2) hour or be relieved one-half (1/2) hour earlier. For those employees working six (6) hours per day, they shall receive an additional twenty-five (25) minutes straight-time pay or be relieved twenty-five (25) minutes earlier. For those employees working five (5) hours per day, they shall receive an additional fifteen (15) minutes straight-time pay or be relieved fifteen (15) minutes earlier. This shall in no way affect the overtime provisions of the Agreement, nor affect the Employer’s right to reschedule hours to provide necessary continuity of coverage.

(d) Where through absenteeism there are insufficient employees to service the building, the Employer may: (1) request service employees in the building to work additional time over and above their work schedule; or (2) employ additional or extra employees to perform the work; or (3) request employees in the building to perform work of an absent employee, on a voluntary basis, during their regular working hours. Additional time over and above work schedules, as described above in option (1), shall not be mandatory unless the Employer cannot satisfactorily fill the work requirements from service employees in the building on a voluntary basis. In such event, work over and above the regular work schedule shall be in reverse order of seniority.

Employees in the building assigned to perform absentee work as described in option (3) above shall be paid straight-time pay in addition to their regular daily pay, for each hour of work performed in the absent worker’s section. Employees assigned to perform absentee work under option (3) hereof shall only be required to perform an amount of work proportionate to the number of hours assigned, e.g, if an employee is assigned to work one hour in an absentee Section which is normally cleaned in six (6) hours, the employee shall only be required to do one-sixth (1/6) of the normal work load in that section.

Employees performing absentee work under paragraphs (1), (2), or (3) above shall be given written instructions as to the work to be performed in absentee sections upon the request of the Union.

This paragraph (d) shall not apply to employees at newly constructed buildings.

(e) Every employee shall be entitled to two (2) consecutive days off in any seven (7) days. Any work performed on such days shall be considered overtime and paid for at time and one-half.

(f) No employee or his replacement shall have his regular working hours as set forth above reduced below the standard workweek in order to effect a corresponding reduction in pay.

3. Saturday and Sunday are premium days for all employees (excluding guards hired after January 1, 1978), and work performed on such days shall be paid for at the rate of time and one-half the regular straight-time hourly rate of pay.

In determining whether an employee’s work shift is to be considered as falling on Saturday or Sunday, for the purpose of premium pay, it is understood that the meaning of Saturday or Sunday work shall be the same as now applies or, where there is no such practice, shall be based upon the holiday premium pay practice.

In newly constructed buildings, employees whose regular shifts include work on Saturday or Sunday shall not receive weekend premium pay for work on those days. This shall not affect the eligibility for other premium pay for which the employees might otherwise qualify, including but not limited to overtime.

4. Except for required relief periods and luncheon recess, hours of work in each day shall be continuous and no employee shall be required to take a relief period or time off in any day in excess of the required relief periods and said luncheon recess, without having said excess relief period or time off charged as working time.

5. Any employee called in to work by the Employer for any time not consecutive with his regular schedule shall be paid for at least four (4) hours of overtime.

6. Employees required to work overtime shall be paid at least one hour at the overtime rate, except for employees working overtime due to absenteeism or lateness.

7. Any employee who has worked eight (8) hours a day and is required to work at least four (4) hours of overtime in that day shall be given a $15.00 meal allowance.

8. Any employee classified as an “other” who substitutes for an absent “foreperson” for more than four (4) hours shall receive the “foreperson” wage rate for the entire shift.

Any employee who spends one (1) full week or more performing work in a higher-paying category shall receive the higher rate of pay for such service.

9. No overtime shall be given for disciplinary purposes. An Employer shall not require an employee to work an excessive amount of overtime.

10. The Employer agrees to use its best efforts to provide a minimum of sixteen (16) hours off between shifts for its employees.

ARTICLE X – General Clauses

1. DIFFERENTIALS. Existing wage differentials among classes of workers within a building shall be maintained. It is recognized that wage differentials other than those herein required may now or hereafter arise or exist because of pay rates above the minima required by this Agreement. No change in such differentials shall be considered a violation of this Agreement unless it appears that such change results from an attempt to break down the wage structure for said building.

When an employee possesses considerable mechanical or technical skill and devotes more than 75% of his working time in the building to work involving such a skill, his wage rate shall be determined by mutual agreement between the Employer and the Union. Such an employee shall receive a wage of not less than ten dollars ($10.00) per week above the contract minimum rate for handyperson.

If the Employer and the Union cannot agree upon the rate of pay of such an employee, or in cases where an obvious inequity exists because of an employee’s regular application of specialized abilities in his work, the amount or correctness of the differential may be determined by arbitration.

Notwithstanding the above, it is understood that licensed engineers covered under this agreement shall constitute a separate bargaining unit and shall receive the same wages and benefits as paid to engineers under the Realty Advisory Board (RAB) Agreement covering licensed engineers in New York City except that Pension, Health, Legal and Training Funds contributions shall continue to be paid under the terms of this Agreement.

2. PYRAMIDING. There shall be no pyramiding of overtime pay, sick pay, holiday pay or any other premium pay. If more than one of the aforesaid are applicable, compensation shall be computed on the basis giving the greatest amount.

3. HOLIDAYS. The following are the recognized contract holidays and the dates when they will be observed as contract holidays:

Contract Holidays	2016	2017	2018	2019

New Year’s Day	Friday, Jan 1	Sun, Jan 1	Mon, Jan 1	Tues, Jan 1
President’s Day	Mon, Feb 15	Mon, Feb 20	Mon, Feb 19	Mon, Feb 18
Good Friday	Fri, Mar 25	Fri, Apr 14	Fri, Mar 30	Fri, Apr 19
Memorial Day	Mon, May 10	Mon, May 29	Mon, May 28	Mon, May 27

Independence Day	Mon, July 4	Tues, July 4	Wed, July 4	Thu, July 4

Labor Day	Mon, Sept 5	Mon, Sept 4	Mon, Sept 3	Mon, Sept 2

Columbus Day	Mon, Oct 10	Mon, Oct 9	Mon, Oct 8	Mon, Oct 14

Thanksgiving Day	Thu, Nov 24	Thu, Nov 23	Thu, Nov 22	Thu, Nov 28
Day After Thanksgiving	Fri, Nov 25	Fri, Nov 24	Fri, Nov 23	Fri, Nov 29
Christmas Day	Sun, Dec 25	Mon, Dec 25	Tues, Dec 25	Wed, Dec 25

Elective Contract Holidays:	2016	2017	2018	2019

Martin Luther King Jr.	Mon, Jan 18	Mon, Jan 16	Mon, Jan 15	Mon, Jan 21
Yom Kippur	Wed, Oct 12	Sat, Sept 30	Wed, Sept 19	Wed, Oct 9
Eid al-Fitr	Thu, July 7	Mon, Jun 26	Fri, Jun 15	Wed, June 5
September 11	Sun, Sep 11	Mon, Sep 11	Tue, Sep 11	Wed, Sep 11
(Day of Remembrance) Veterans Day	Fri, Nov 11	Sat, Nov 11	Sun, Nov 11	Mon, Nov 11

There shall be one (1) elective holiday in each contract year which shall be Martin Luther King Jr.’s Day, Eid al-Fitr, Yom Kippur, September 11th (Day of Remembrance), Veterans Day or a personal day at the option of the employee. The personal day shall be scheduled in accordance with paragraphs (c) and (d) below.

In buildings where the major occupants are operating on Good Friday and/or the day after Thanksgiving, Lincoln’s Birthday and/or Veterans Day may be substituted for such days provided notice is given to the Union on or before March 1 of each year. The Employer shall be required to post on a bulletin board for the employees the contract holidays and changes, if any, for the year. This notification shall remain posted for the entire year.

President’s Day, Good Friday, Columbus Day and the Day after Thanksgiving may be treated as personal days rather than fixed holidays under the following conditions:

(a) Prior to February 1st each year, each building may designate one or more such days as a personal day upon written notice to the Union and the employees. Failure to do so shall be deemed agreement to leave such days as fixed holidays.

(b) Each building designating such days as personal days may upon thirty (30) days’ written notice to the Union and the employees change such designation and make the day a fixed holiday. Employees who have received a personal day for such holiday shall be employed on such holiday at time and one half.

(c) Employees entitled to personal days may select such day or days off on five (5) days’ notice to the Employer provided such selection does not result in a reduction of employees in the building below 75% of normal working staff. Such selections shall be made in accordance with seniority.

(d) Employees entitled to personal days who do not use such day or days in a calendar year must use such day or days off during the first six (6) months of the following year provided, however, that the Employer inform in writing both the employees and the Union by January 31st of such succeeding year that such days are available and will be lost if not used prior to July 1st of that year.

In the event this Agreement is in effect subsequent to December 31, 2019, whatever holidays are agreed to between the Union and the RAB in the successor agreement to the 2016 Commercial Building Agreement shall apply to the employees covered by this Agreement.

Employees shall receive straight-time pay for said holidays and in addition thereto all work required to be performed on any of said holidays shall be paid for at time and one-half. Any employee required to work on a holiday shall receive at least his or her regular hours’ pay for such work at the holiday rate of pay (in addition to the regular hours’ pay he/she receives for such holiday) even though he/she is not required to work his/her regular hours. All hours worked over eight (8) on such a holiday shall be paid for at two and one-half times his/her regular rate of pay.

Any regular full-time employee ill in any payroll week in which a holiday falls shall receive holiday pay or one day off if he worked at least one day during said payroll week.

Any regular full-time employee whose regular day off, or one of whose days off, falls on a holiday shall receive an additional day’s pay, or, at the option of the Employer, shall receive an extra day off within ten (10) days immediately before or after the holiday. If the employee receives the extra day off before the holiday and his employment is terminated for any reason, he need not compensate the Employer for the day.

A holiday shall be considered as a day worked for the purpose of computing overtime pay.

4. VOTING TIME. Any employee required to work on Election Day, and who gives legal notice, shall be allowed two (2) hours off, such hours to be designated by the Employer, while the polls are open.

5. PERSONAL DAY. All employees shall receive a personal day in each contract year. This personal day is in addition to the holidays listed in paragraph 3 above. The personal day shall be scheduled in accordance with the following provision:

Employees may select such day off on five (5) days’ notice to the Employer provided such selection does not result in a reduction of employees in the building below 75% of the normal work staff. Such selection shall be made in accordance with seniority.

6. SCHEDULING OVERTIME & PREMIUM PAY WORK. Overtime, Saturday, Sunday and holiday work shall be evenly distributed so far as is compatible with efficient operation of the building, except where Saturday or Sunday is a regular part of the workweek. Preference for Saturday and Sunday work shall be given to the regular full-time employees of the building.

7. RELIEF EMPLOYEES. Relief or part-time employees shall be paid the same hourly rate as provided for full-time employees in the same occupational classification.

8. METHOD OF PAYMENT OF WAGES. All wages, including overtime, shall be paid weekly in cash or by check with an itemized statement of payroll deductions. If a regular payday falls on a holiday, employees shall be paid on the preceding day.

Employees paid by check who work during regular banking hours shall be given reasonable time to cash their checks exclusive of their break and lunch period. The Employer shall make suitable arrangements at a convenient bank for such check cashing.

In the event an Employer’s check to an employee for wages is returned due to insufficient funds on a bona fide basis twice within a year’s period, the Employer shall be required to pay all employees by cash or certified check. The Employer may require, at no cost to the employee, that an employee’s check be electronically deposited at the employee’s designated bank or that a paycheck card be utilized. The Union shall be notified by the Employer of this arrangement.

9. SENIORITY AND LAYOFF. (a) For purposes of layoff and recall, all employees covered by this Agreement shall be placed on building seniority lists based upon their date of employment in the building or with the Employer, whichever is greater.

The seniority date for all positions under the Agreement shall be the date the employee commenced working in the building for the agent and/or owner regardless of whether there is a collective bargaining agreement and regardless of the type of work performed by the employee.

In the event of layoff due to reduction in force, the inverse order of departmental or job classification seniority shall be followed, except as provided in Termination Pay, Section 23, with due consideration for efficiency and special needs of a department. In the event that an employee is assigned to another job classification and there is a reduction in force in that department or job classification, the employee shall have the right to exercise his total building seniority to return to his former department or job classification.

Nothing contained in this section shall be construed in such a manner as to permit an employee to bump a less senior employee working for another Employer in the same building. Seniority of an employee shall be based upon total length of service with the Employer or in the building, whichever is greater.

(b) REDUCTION IN FORCE - The Employer shall have the right to reduce its work force in its building pursuant to this Agreement provided that it can establish that the changes listed below eliminate an amount of work similar to the proposed reduction in worker hours:

(i)	Vacancies in the building;

(ii)	Reconstruction of all or part of building;

(iii)	The tenant is performing the work itself.

If the Employer seeks to reduce its work force it shall give four (4) weeks’ written notification to the Union of any anticipated reduction in force. The Employer shall also give one (1) weeks’ notice of layoff (or discharge), or, in lieu thereof, an additional one (1) week’s pay to any employee employed for one (1) year or more. The one (1) weeks’ pay provided herein shall be in addition to any termination pay and/or accrued vacation pay that might be due to the employee. The notice should include the specific reason for the reduction and the number of worker hours being reduced. Upon request of the Union, additional information with respect to changes in work assignments occasioned by the reduction shall be provided.

In the event that the four (4) weeks’ notice provided for herein is not given and the Employer lays off employees pursuant to this provision, the Employer shall pay an amount equal to the laid-off employees’ wages and fringe benefits (including, but not limited to Pension, Health, Training, Legal and SRSF Fund Contributions, Holidays, Vacation, Sick Pay and Premium Pay) for the period beginning with the layoff until four (4) weeks after the Employer notifies the Union or the issuance of a final arbitration award, whichever is sooner, but in no event less than four (4) weeks, even if the layoff is upheld by the arbitrator. The arbitrator shall not grant any adjournments of reduction in force cases without mutual consent.

In the event that a reduction in work force is implemented pursuant to this section, and the reason for the reduction ceases to exist, the work force that existed prior to the reduction shall be restored.

In the event that the Employer desires to implement a reduction in force among employees working in its building that is not provided for above, it may do so provided that it can demonstrate to the Union that such reduction is justified. No such reduction may be implemented without the written consent of the Union.

For any violation by the Employer of any provision which deals with the necessity of obtaining the written consent of the Union regarding a decrease in the number of employees and/or hourly work schedules and maintenance of conditions on all jobs, the Employer shall pay the fee of the Contract Arbitrator and all expenses in connection with the arbitration of the dispute, including but not limited to counsel fees, auditor’s fees, arbitration costs and fees and court costs.

10. JOB SECURITY & CONTRACTOR TRANSITION SENIORITY.

(a) The Employer shall follow and be bound by the rules of seniority of all employees of the Employer theretofore employed on all jobs, in respect to job security, promotion, accrued vacations and other benefits.

(b) No employee who is transferred from a contractor to building payroll, as a result of the owner and/or agent (collectively “the Employer”) terminating the contractor, and performing building service work directly for the Employer, shall suffer a loss of benefits that are determined by an employee’s accrued time (years of service) as provided in Article X, Section 46 (Sickness Benefits), Section 12 (Recall), Section 13 (Leaves of Absence), Section 14 (Vacation), and Section 23 (Termination Pay).

11. VACANCIES AND POSTING, TRIAL PERIOD, “NEW HIRES” AND “EXPERIENCED EMPLOYEES”.

(a) In filling vacancies or newly created positions in the bargaining unit, preference shall be given to those employees already employed in the building, based upon the employee’s seniority, but training, ability and appearance, where required, shall also be considered. For the purpose of this provision, employees already employed in the building shall be deemed to include guards. Nothing contained in this Section shall be construed in such a manner as to entitle an employee to fill a vacancy or newly created position with another Employer in the same building.

All vacancies and newly created positions shall be subject to a posting in the building for a period of seven (7) calendar days so that bargaining unit employees can express an interest in filling the position. In buildings where the Employer employs fifteen (15) or more employees, if filling of the initially posted vacancy or newly created position causes another vacancy that vacancy shall be subject to a posting in the respective building. Any subsequent vacancy caused by the filling of a posted position shall not be required to be posted before being filled.

Anyone employed as a vacation replacement, extra or contingent with substantial regularity for a period of four (4) months or more shall receive preference for steady employment. If a present employee cannot fill the job vacancy, the Employer must fill the vacancy in accordance with the other terms of this Agreement. In the event that a new classification is created in a building, the Employer shall negotiate with the Union a wage rate for that new classification.

(b) There shall be a trial period for all newly hired employees for sixty (60) calendar days.

(c) Effective February 4, 1996, a New Hire employed in the “Guard” or “Other” category shall be paid a starting rate of eighty percent (80%) of the minimum regular hourly wage rate, and that notwithstanding Article IX, Section II, paragraph 1, the rates for the thirty (30) month new hire period shall reflect annual increases of 80% of the annual increase.

Upon completion of thirty (30) months of employment, the New Hire shall be paid the full minimum wage rate. For purposes of this provision, thirty (30) months of employment shall include each month (counting portions of a month in excess of fifteen (15) days as a full month but excluding employment as a vacation relief unless such vacation relief work immediately precedes permanent hire as noted in Section 14(b) below) that a New Hire worked in the New York City Building Industry (“Industry”) during the twenty-four (24) months immediately preceding the date of hire by the current employer.

A New Hire hired on or after January 1, 2012 shall be paid seventy-five percent (75%) of the applicable minimum regular hourly wage rate for the first twenty-one (21) months of employment. Such employees shall be paid eighty-five percent

(85%) of the applicable minimum regular hourly wage rate for the twenty-second (22nd) through forty-second (42nd) months of employment. Upon completion of forty-two (42) months of employment, such employees shall be paid the full minimum wage rate. For purposes of this provision, twenty-one (21) months of employment and forty-two (42) months of employment shall include each month (counting portions of a month in excess of fifteen (15) days as a full month but excluding employment as a vacation relief unless such vacation relief work immediately precedes permanent hire as noted in Section 14(b) below) that a New Hire worked in the Industry during the twenty-four (24) months immediately preceding the date of hire by the current employer.

Any employee who was employed in the Industry as of February 3, 1996 shall be considered an “Experienced Employee.” An Experienced Employee shall receive the full minimum rate of pay from the date of hire.

There shall be no Employer contributions to the Building Service Pension Fund on behalf of any New Hire employed in the category of “Guard” or “Other” during the first year of employment. Employer contributions for employees described above shall be required commencing on the first day of the month following the employee’s completion of twelve (12) calendar months of employment with the Employer, less the number of calendar months (counting portions of a month in excess of fifteen (15) days as a full month) worked in the Industry during the preceding two (2) years (excluding employment as a vacation relief unless such vacation relief work immediately precedes permanent hire as noted in Section 14(b) below).

There shall be no Employer contributions to the Supplemental Retirement and Savings Fund on behalf of any New Hire employed in the category of “Guard” or “Other” during the first two (2) years of employment. Employer contributions for employees described above shall be required commencing on the first day of the month following the employee’s completion of twenty-four (24) calendar months of employment with the Employer, less the number of calendar months (counting portions of a month in excess of fifteen (15) days as a full month) worked in the Industry during the preceding two (2) years (excluding employment as a vacation relief unless such vacation relief work immediately precedes permanent hire as noted in Section 14(b) below).

Contributions to the Building Service Pension Fund and Supplemental Retirement and Savings Fund shall commence after three (3) months of employment for employees hired in job categories other than “Guard” and “Other” and Experienced Employees.

No Experienced Employee may be terminated or denied employment for the purpose of discrimination on the basis of his/her compensation and/or benefits. The Union may grieve such discrimination in accordance with the grievance and arbitration provisions of the Agreement (Article V). If the arbitrator determines an Experienced Employee has been terminated or denied employment because of such discrimination, the arbitrator shall: (1) In case of termination, reinstate the experienced employee with full back pay and all benefits retroactive to the date of experienced employee’s discharge; (2) In case of failure to hire, if the Arbitrator determines that an experienced employee was not given preference for employment absent good cause, he or she shall direct the Employer to hire the experienced employee with full back pay and benefits retroactive to date of denial of hire.

12. RECALL - Any employee who has been employed for one (1) year or more in the same building and who is laid off shall have the, right of recall, provided that the period of layoff of such employee does not exceed six (6) months. Recall shall be in the reverse order of laid-off employees’ department and job classification seniority (i.e., the most recently terminated employee in that department shall have the first right of recall). Recall rights apply to all vacant permanent positions and temporary positions if it is expected that the temporary position will last for a period of at least sixty (60) days.

The Employer shall notify by certified mail, return receipt requested, the last qualified laid-off employee, at his last known address, of any job vacancy, and a copy of this notice shall be sent to the Union. The employee shall then be given seven (7) days from the date of mailing of the letter in which to express in person or by registered or certified mail his/her desire to accept the available job. In the event any employee does not accept recall, successive notice shall be sent to qualified employees until the list of qualified employees is exhausted. Upon re-employment, full seniority status, less period of layoff, shall be credited to the employee. Any employee who received termination pay and is subsequently rehired shall retain said termination pay and for purpose of future termination pay shall receive the difference between what he/she has received and what he/she is entitled to if subsequently terminated at a future date. Any vacation monies paid shall be credited to the Employer against the current vacation entitlement.

Further, in the event an Employer or agent has a job vacancy in a building where there are no qualified employees on layoff status, the Employer or agent shall use its best efforts to fill the job vacancy from qualified employees of the Employer or agent who are on layoff status from other buildings.

13. LEAVE OF ABSENCE AND PREGNANCY LEAVE.

(a) Once every three (3) years, upon written application to the Employer and the Union, a regular employee who works five (5) days per week and at least five (5) hours per day and has been employed in the building for five (5) years or more shall be granted a leave of absence for illness or injury not to exceed six (6) months. The leave of absence outlined above is subject to an extension not exceeding six (6) months in the case of bona fide inability to work whether or not covered by the New York State Workers’ Compensation Law or New York State Disability Benefits Law. When such employee is physically and mentally able to resume work, that employee shall on one (1) week’s prior written notice to the Employer be then re-employed with no seniority loss. In cases involving on-the-job injuries, employees who are on medical leave for more than one year may be entitled to return to their jobs if there is good cause shown.

Employees employed in the building for less than five (5) years but at least two (2) years shall be granted a leave of absence for a period not to exceed one hundred twenty (120) days.

(b) In cases of pregnancy, it shall be treated as any other disability suffered by an employee in accordance with applicable law. In buildings where there are more than three (3) employees, an employee shall be entitled to a four (4) week leave of absence without pay for paternity/maternity leave. The leave must be taken immediately following the birth or adoption of the child.

(c) Once every five (5) years, upon six (6) weeks’ written application to the Employer, a regular employee who works five (5) days per week and at least five (5) hours per day and has been employed at the building for five (5) years or more shall be granted a leave of absence for personal reasons not to exceed four (4) months. Upon returning to work the employee shall be re-employed with no loss of seniority.

An employee requesting a personal leave of absence shall be covered for health benefits during the period of the leave provided the employee requests health coverage while on leave of absence and pays the Employer in advance for the cost of same. Any employee on leave due to workers’ compensation or disability shall continue to be covered for health benefits without the necessity of payment to the Employer in accordance with Section 47, Paragraph A, Subparagraph 1 below.

Any time limitation with regard to the six (6) weeks’ written application shall be waived in cases where an emergency leave of absence is required.

(d) Any Employer who is required by law to comply with the provisions of the Family and Medical Leave Act (FMLA) shall comply with the requirements of said Act. All leaves of absence under paragraphs (a) and (b) of this Section will run concurrently with applicable FMLA leave and/or applicable State or City law leave requirements.

(e) The Employer agrees to cooperate with the Union in granting employees leaves of absence for Union business.

14. VACATIONS AND VACATION RELIEF EMPLOYEES.

(a) Every employee employed with substantial continuity in any building or by the same Employer shall receive each year a vacation with pay as follows:

Employees who have worked 6 months	3 working days
Employees who have worked 1 year	2 weeks
Employees who have worked 5 years	3 weeks
Employees who have worked 15 years	4 weeks
Employees who have worked 21 years	21 working days
Employees who have worked 22 years	22 working days
Employees who have worked 23 years	23 working days
Employees who have worked 24 years	24 working days
Employees who have worked 25 years	5 weeks

Length of employment for vacation shall be based upon the amount of vacation that an employee would be entitled to on September 15th of the year in which the vacation is given, subject to negotiation and arbitration where the result is unreasonable.

Part-time employees regularly employed shall receive proportionate vacation allowances based on the average number of hours per week they are employed.

Firemen who have worked substantially one (1) firing season in the same building or for the same Employer, when laid off, shall be paid at least three (3) days’ wages in lieu of vacation. Firemen who have been employed more than one (1) full firing season in the same building or by the same Employer shall be considered full-time employees in computing vacations.

Regular days off and holidays falling during the vacation period shall not be counted as vacation days. If a holiday falls during the employee’s vacation period, he shall receive an additional day’s pay therefor, or, at the Employer’s option, an extra day off within ten (10) days immediately preceding or succeeding his vacation. Vacation wages shall be paid prior to the vacation period by the Employer on the job at that time unless otherwise requested by the employee, who is entitled to actual vacation and cannot instead be required to accept money. However, if the Employer on the job when the money is due is not in contractual relations with the Union, the last Employer with whom the Union had a contract will be responsible for vacation pay.

Any employer who fails to pay vacation pay in accordance with this provision where the vacation has been regularly scheduled shall pay an additional two (2) days for each vacation week due at that time.

Employees regularly working overtime or on premium days or required to work during their early relief time shall not suffer any reduction in wages while being paid or scheduled for vacation time.

When compatible with proper building operation, choice of vacation periods shall be according to seniority and confined to the period beginning April 1st and ending September 15th of each year. These dates may be changed, and the third vacation week taken at a separate time, by mutual agreement of the Employer and the employee.

The fourth and fifth week of vacation may, at the Employer’s option, be scheduled upon two (2) weeks’ notice to the employee for a week or two weeks (which may not be split) other than the period when he takes the rest of his vacation.

Any employee leaving his/her job for any reason shall be entitled to vacation accrual allowance, computed on his/her length of service as provided in the vacation schedule based on the elapsed period from the previous September 16th (or from the date of his/her employment if later employed) to the date of his/her leaving. Any employee who has received a vacation during the previous vacation period (April 1st through September 15th) and who leaves his/her job during the next vacation period shall be entitled to full vacation accrual allowance instead of on the basis of the elapsed period from the previous September 16th.

No employee leaving his/her position voluntarily shall be entitled to accrued vacation pay unless he/she gives five (5) working days’ termination notice. Any employee who has received no vacation and has worked at least six (6) months before leaving his/her job shall be entitled to vacation accrual allowance equal to the vacation allowance provided above.

Any Employer assuming this Agreement shall be responsible for payment of vacation pay and granting of vacations required under this Agreement which may have accrued prior to the Employer taking over or acquiring the building less any amounts paid or given for that vacation year by the predecessor employer. In the event that the Employer terminates its employer-employee relationship under this Agreement and the successor Employer does not have a collective bargaining agreement with the Union providing for at least the same vacation benefits, the Employer shall be responsible for all accrued vacation benefits.

(b) A person hired solely for the purpose of relieving employees for vacation shall be paid 60% of the minimum applicable regular hourly wage rate. Should a vacation relief employee continue to be employed beyond five months, such employee shall be paid the wage rate of a new hire or experienced person, as the case may be. If a vacation replacement is hired for a permanent position immediately after working as a vacation replacement, such employee shall be credited with time worked as a vacation replacement toward completion of the thirty (30) or forty-two (42) month period, whichever applies, required to achieve the full rate of pay under the “New Hire” provision above at Section 11(c).

In the event that the Arbitrator finds that an Employer is using this rate as a subterfuge, such Arbitrator may, among other remedies, award full pay from the date of employment at the applicable hiring rate. No contribution to any Benefit Funds shall be made for a vacation relief person. Vacation relief persons are not eligible for 32BJ Benefit Fund coverage during the five month vacation relief period.

15. DAY OF REST. Each employee shall receive at least one (1) full day of rest in every seven (7) days.

16. UNIFORMS.

(a) The Employer shall supply and maintain uniforms for all employees. All uniforms must be laundered at least once a week. All uniforms must be maintained in a good and serviceable condition by the Employer at all times.

(b) All uniforms shall be appropriate for the season. Employees doing outside work shall be furnished adequate wearing apparel for the purpose.

17. HEALTH & SAFETY/FIRST AID KIT. An adequate and complete first aid kit shall be supplied and maintained by the Employer in a place readily available to all employees. The Employer shall continue to provide safe and healthy working conditions.

18. LOSS OF EMPLOYEE’S PROPERTY. Employees shall be reimbursed for loss of personal property caused by fire or flood in the building.

19. EYE GLASSES AND UNION INSIGNIA. Employees may wear eyeglasses and the Union insignia while on duty.

20. BULLETIN BOARD. A bulletin board shall be furnished by the Employer exclusively for Union announcements and notices of meetings.

21. SANITARY ARRANGEMENTS. Adequate sanitary arrangements shall be maintained in every building, and individual locker and key thereto and rest room key, where rest room is provided, and soap, towels and washing facilities shall be furnished by the Employer for all employees. The restroom and locker room shall be for the use of employees servicing and maintaining the building.

22. WORK SCHEDULE. The Employer shall furnish the Union, to the extent available, with work schedules, showing hours, cleaning area footage, type or frequency of cleaning work of porters and cleaners and with similar workload schedules of other employees.

23. TERMINATION PAY.

(a) In case of termination of employment because of the employee’s physical or mental inability to perform his/her duties or from reduction in force occurring for reasons other than conversion of elevators to automatic operation, the employee shall receive, in addition to accrued vacation, termination pay according to service in the building or with the Employer, whichever is greater, as follows:

Employee with:	Pay:
5 and less than 10 years	1 weeks’ wages
10 and less than 12 years	2 weeks’ wages
12 and less than 15 years	3 weeks’ wages
15 and less than 17 years	6 weeks’ wages

Employee with:	Pay:
17 and less than 20 years	7 weeks’ wages
20 and less than 25 years	8 weeks’ wages
25 years or more	10 weeks’ wages

An employee physically or mentally unable to perform his/her duties may resign and receive the above termination pay if he/she submits written certification from a physician of such inability at the time of termination. In such event, the Employer may require the employee to submit to a medical examination by a physician designated by the Employer at the expense of the Employer to determine if in fact the employee is physically or mentally unable to perform his duties. If the Employer’s designated physician disagrees with the physician’s certificate submitted by the employee, the employee shall be examined by a physician designated by the Medical Director of the Building Service 32BJ Health Fund to make final and binding determination whether the employee is physically or mentally unable to perform his/her duties.

(b) In case of termination of employment because of conversion of elevators to automatic operation, the employee shall receive, in addition to any accrued vacation, termination pay according to years of service in the building or with the Employer as follows:

Employee with:	Pay:
5 and less than 10 years	2 weeks’ wages
10 and less than 12 years	4 weeks’ wages
12 and less than 15 years	5 weeks’ wages
15 and less than 17 years	7 weeks’ wages

Employee with:	Pay:
17 and less than 20 years	8 weeks’ wages
20 and less than 22 years	9 weeks’ wages
22 and less than 25 years	10 weeks’ wages
25 years or more	11 weeks’ wages

(c) The right to accept termination pay and resign where there has been a reduction in force shall be determined by seniority, i.e., termination pay shall be offered to the most senior employee, then to the next most senior and so on until accepted notice of an intended layoff shall be posted in the building. If no employee accepts the offer, the least senior employee or employees shall be terminated and shall receive applicable termination pay.

(d) “Week’s pay” in the above paragraphs means the regular straight-time weekly pay at the time of termination. If the Employer offers part-time employment to the employee entitled to termination pay, he/she shall be entitled to termination pay for the period of his/her full-time employment, and if he accepts such part-time employment, he/she shall be considered a new employee for seniority purposes.

(e) Where an employee was placed on a part-time basis or suffered a wage reduction because of a change in his/her work category prior to February 1, 1966, and did not receive termination pay based upon his former pay, “week’s pay” shall be determined by agreement or through arbitration.

(f) Any employee accepting termination pay who is rehired in the same building or with the same Employer shall be considered a new employee for all purposes except as provided in the Recall clause.

(g) For the purpose of this section, sale or transfer of a building shall not be considered a termination of employment so long as the employee or employees are hired by the purchaser or transferee, in which case they shall retain their building seniority for all purposes.

24. TOOLS, PERMITS, FINES, AND LEGAL ASSISTANCE.

(a) All tools, of which the Superintendent shall keep an accurate inventory, shall be supplied by the Employer. The Employer shall continue to maintain and replace any special tools or tools damaged during ordinary performance of work but shall not be obligated to replace “regular” tools if lost or stolen. The Employer shall bear the expense of securing or renewing permits, licenses or certificates for specific equipment located on the Employer’s premises, and it will pay fines and employees’ applicable wages for required time spent for the violation of any codes, ordinances, administrative regulations or statutes, except any resulting from the employees’ gross negligence or willful disobedience,

(b) The Employer shall supply legal assistance where required to employees who are served with summons regarding building violations.

25. MILITARY SERVICE. All statutes and valid regulations about reinstatement and employment of veterans shall be observed. The Employer and the Union will cooperate in an effort to achieve the objectives of this provision. They shall also consider the institution of plans to provide training of veterans to improve their skills and to enter into employment in the industry.

26. NO DISCRIMINATION. There shall be no discrimination against any present or future employee by reason of race, creed, color, age, disability, national origin, sex, sexual orientation, union membership, or any characteristic protected by law, including, but not limited to, claims made pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the New York State Human Rights Law, 42 U.S.C. Section 1981, the Family Medical Leave Act, the New York City Human Rights Code or any other similar laws, rules or regulations. All such claims shall be subject to the grievance and arbitration procedure (Article V) as the sole and exclusive remedy for violations. Arbitrators shall apply appropriate law in rendering decisions based upon claims of discrimination,

27. DAMAGE OR BREAKAGE. It is agreed that employees shall not be held liable for any damage or breakage occasioned by them in the course of their employment or for damage or loss to equipment unless negligence in cases of damage or loss to equipment is established.

28. PLACEMENT/EMPLOYMENT AGENCY FEE. No employee shall be employed through a fee-charging agency unless the Employer pays the full fee. There is presently an agreement between the Union and the RAB which provides that the Union may establish a Hiring Hall. In that event, the Employer agrees that if it shall require employees in the classifications of employment covered by this Agreement, it shall hire such employees from a Hiring Hall operated by the Union. The Hiring Hall shall refer only qualified applicants on the basis of their total industry-wide seniority. In the event the Hiring Hall is unable to supply satisfactory applicants to the Employer within three (3) working days following the request, the Employer shall be free to hire in the open market. The facilities of the Hiring Hall operated by the Union shall be made available to both members and non-members of the Union. The Union warrants that in the operation said Hiring Hall and in referrals to the Employer, it will not discriminate against any individual applicant for employment.

29. EMPLOYEES’ ROOM AND UTILITIES.

Any employee occupying a room or apartment on the Employer’s property may be charged a reasonable rental therefor. If such occupancy is a condition of his/her employment, the premises shall be adequate and properly maintained by the Employer, no rent shall be charged and the Employer shall provide normal gas and electric service and pay business telephone bills.

If the Employer terminates the service of an employee occupying living space in the building it shall give him/her thirty (30) days’ written notice, except where there is a discharge for a serious breach of the employment contract. The Employer’s notice to the employee to vacate his/her apartment shall be considered held in abeyance and the effective date thereof considered postponed, if necessary, until the matter is adjusted or determined through grievance or arbitration.

30. JOB DEFINITIONS.

(a) Elevator Starter. Chief responsibility is to direct elevator operations and traffic in the building and does not normally operate an elevator.

(b) Handyperson. Possesses a certain amount of mechanical or technical skill and devotes more than fifty (50) percent of working time in a building to work involving such skill.

(c) Foreperson. Differs from a porter or cleaning person in that the main responsibility is to direct cleaning operations.

(d) Guard. An employee whose function is to enforce rules to protect the property of the Employer or to protect the safety of persons on Employer’s premises and whose duties shall not include the work performed under any other job classification covered in this Agreement.

(e) Others. Includes elevator operators, porters, porter/watchmen, cleaning persons, matrons, security porters, fire safety directors, exterminators and all other service employees employed in the building under the jurisdiction of the Union except those other classifications specified above.

(f) A “regular full-time employee,” unless otherwise specified, shall be defined as one who is regularly scheduled to work five (5) days per week and at least five (5) hours a day.

All references to the male gender shall be deemed to include the female gender.

31. REQUIRED TRAINING PROGRAMS. The Employer shall compensate any employee now employed in a building for any time required for the employee to attend any instruction or training program in connection with the securing of any license, permit or certificate required by the Employer for the performance of duties in the building. Time spent shall be considered as time worked for the purpose of computing overtime pay.

32. GARNISHMENTS. No employee shall be discharged or laid off because of the service of an income execution, unless in accordance with applicable law.

33. DEATH IN THE FAMILY (BEREAVEMENT LEAVE). A regular, full-time employee with at least one (1) year of employment in the building shall not be required to work for a maximum of three (3) days immediately following the death of his/her parent, brother, sister, spouse or child, and shall be paid his/her regular, straight-time wages for any of such three days on which he/she was regularly scheduled to work or entitled to holiday pay. With respect to grandparents, the Employer shall grant a paid day off on the day of the funeral if such day is a regularly scheduled work day.

34. UNION VISITATION. Union representatives shall, at all times, be permitted to confer with employees in the service of the Employer.

35. JURY DUTY

(a) Employees who are required to qualify or serve on juries shall receive the difference between their regular rate of pay and the amount they receive for qualifying or serving on said Jury with a maximum of three (3) weeks in any calendar year.

(b) Pending receipt of the jury-duty pay, the Employer shall pay the employee his/her regular pay on his scheduled payday. As soon as the employee receives the jury-duty pay, he/she shall reimburse his Employer by signing the jury paycheck over to the Employer. Employees who serve on a jury shall not be required to work any shift during such day. If an employee is a weekend employee and assigned to jury duty, he/she shall not be required to work the weekend.

(c) In order to receive jury duty pay, the employee must notify the Employer at least two (2) weeks before he is scheduled to serve. If less notice is given by the employee, the notice provision regarding change in shift shall not apply.

36. IDENTIFICATION. Employees may be required to carry with them and exhibit proof of employment on the premises. If an identification system is not timely established, either party may submit the matter to arbitration.

37. SERVICE CENTER VISIT DAYS.

(a) Every regular full-time employee who has been employed in the building for one (1) year or more shall be entitled, upon one (1) weeks’ notice to his/her Employer, to take one (1) day off in each calendar year at straight-time pay to visit the office of any one of the 32BJ Benefit Funds for the purpose of conducting business at the Benefit Funds office or to visit an employee’s personal physician.

Such employee shall receive an additional one (1) day off with pay to visit the Benefit Fund office if the office requires such a visit or to visit the employee’s personal physician’s office if such a visit is requested. If the additional day is to visit a personal physician, the Employer can request, and the employee must provide a HIPAA compliant release (to be developed by the Health Fund) sufficient to provide proof that the employee visited the personal physician at the physician’s request for this additional one (1) day.

To receive payment for such day(s), the employee shall exhibit a signed statement from the benefit fund office or their personal physician. In the event that an employee chooses to visit any one of the benefit fund offices after having used up his/her entitlement pursuant to the above two paragraphs, he/she may use any of his sick days for that purpose.

38. AUTOMATION EMPLOYMENT POOL. The Employer and the Union will cooperate with the industry Automation Employment Pool committees. Whenever practicable, preference in hiring will be given to qualified employees represented by the Union with long service who have lost their jobs because of technological advances including conversion to automatic elevators, at a time when they are approaching the age and service requirements to become eligible for pension benefits. The Employer will advise the Union of any job openings. The committee shall also consider the institution of plans to provide training of employees to improve their skills and to enter into employment in the industry.

39. DEATH OF EMPLOYEE. If an employee dies after becoming entitled to, but before receiving, any wage or pay hereunder, it shall be paid to his/her estate, or pursuant to Section 1310 of the New York Surrogate’s Court Procedure Act, unless otherwise provided herein. This shall not apply to benefits under Section 47, where the rules and regulations of the Health, Pension, Legal, Training and SRSF Funds shall govern.

40. GOVERNMENT DECREE. There is presently in effect an agreement between the Union and the RAB covering commercial buildings in the City of New York which provides that if because of legislation, governmental decree or order, any increase or benefit herein provided is in any way blocked, frustrated, impeded or diminished, the Union may upon ten (10) days’ notice require negotiation with the RAB to take such measures and reach such revisions in the contract as may legally provide substitute benefits and improvements for the employees at no greater cost to the Employer. The employees hereto agree that any terms or provisions which may be negotiated between the Union and the RAB as a result of any such renegotiation shall be fully binding upon the parties hereto upon the same terms and effective date(s) as between the Union and RAB.

In the event that any provision of this contract requires approval of any governmental agency, the Employer shall cooperate with the Union with respect thereto.

41. WEATHER CONDITIONS. Where extreme cold or hot weather causes hardship to the employees in the performance of their normal duties, the Union has the right to request the Employer to revise work schedules so as to give employees such advantage of retained heat or cold as may be compatible with the efficient operation of the building.

42. COMMON DISASTER. There shall be no loss of pay as a result of any Act of God or common disaster causing the shutdown of all or virtually all public transportation in the City of New York, making it impossible for employees to report for work, or where the Mayor of the City of New York or the Governor of the State of New York directs the citizens of the City not to report to work. The Employer shall not be liable for loss of pay for more than the first full day affected by such Act of God or common disaster. Employees necessary to maintain the safety or security of the building shall be paid only if they have no reasonable way to report to work and employees refusing the Employer’s offer of alternate transportation shall not qualify for such pay. The term “public transportation” as used herein shall include subways and buses.

43. LIE DETECTOR. The Employer shall not require, request or suggest that an employee or applicant for employment take a polygraph or any other form of lie detector test.

44. CUSPIDORS. Employees will not be required to clean cuspidors.

45. DISABILITY BENEFITS & UNEMPLOYMENT INSURANCE.

(a) The Employer shall cover its employees so that they shall receive maximum weekly cash benefits provided under the New York State Disability Benefits Law on a noncontributory basis, and also under the New York State Unemployment Insurance Law, whether or not such coverages are mandatory. Failure to so cover employees makes the Employer liable to an employee for all loss of benefits and insurance.

(b) The Employer will cooperate with employees in processing their claims and shall supply all necessary forms, properly addressed, and shall post adequate notice of places for filing claims.

(c) If an employee informs the Employer that he/she is requesting workers’ compensation benefits, then no sick leave shall be paid to such employee unless he/she specifically requests in writing payment of such leave. If an employee informs the Employer he/she is requesting disability benefits, then only five days’ sick leave shall be paid to such employee (if he/she has that amount unused) unless he specifically requests in writing payment of additional available sick leave.

(d) Any employee required to attend his Workers’ Compensation hearing shall be paid for his regularly scheduled hours during such attendance.

(e) Any cost incurred by the Union to enforce the provisions of this article shall be borne by the Employer.

(f) The Parties agree to establish a committee under the auspices of the Building Service 32BJ Health Fund to investigate and report on the feasibility of self-insuring disability and unemployment benefits.

46. SICKNESS BENEFITS.

(a) Any regular employee with at least one (1) year of service (as defined in Section d below) in the building or with the same Employer shall receive in a calendar year from the Employer ten (10) paid sick days for bona fide illness.

Any employee entitled to sickness benefits shall be allowed five (5) single days of paid sick leave per year taken in single days. The remaining five (5) days of paid sick leave may be paid either for illnesses of more than one (1) day’s duration or may be counted as unused sick leave days.

The employee shall receive the above sick pay whether or not such illness is covered by New York State Disability Benefits Law or the New York State Workers’ Compensation Act; however, there shall be no pyramiding or duplication of Disability Benefits and/or Workers’ Compensation Benefits with sick pay.

(b) An employee absent from duty due to illness only on a scheduled workday immediately before and/or only on the scheduled workday immediately after a holiday shall not be eligible for sick pay for said absent workday or workdays.

(c) Employees who have continued employment to the end of the calendar year and have not used all sickness benefits shall be paid, in the succeeding January, one full day’s pay for each unused sick day.

Any employee who has a perfect attendance record for the calendar year shall receive an attendance bonus of $125.00 in addition to payment of the unused sick days. For the purpose of this provision, perfect attendance shall mean that the employee has not used any sick days, except that any sick day or unpaid leave that qualifies under the Family and Medical Leave Act shall not be considered in determining perfect attendance.

If an Employer fails to pay an employee before the end of February, then such Employer shall pay one additional days pay unless the Employer challenges the entitlement or amount due.

(d) For the purpose of this Section, one (1) year’s employment shall be reached on the anniversary date of employment. Employees who complete one (1) year of service after January I shall receive a pro-rata share of sickness benefits for the balance of the calendar year.

A “regular” employee shall be defined as one who is a full-or part-time employee employed on a regular schedule. Those employed less than forty (40) hours a week on a regular basis shall receive a pro rata portion of sickness benefits provided herein computed on a forty (40) hour workweek.

(e) All payments set forth in this Article are voluntarily assumed by the Employer, in consideration of concessions made by the Union with respect to various other provisions, of this Agreement, and any such payment shall be deemed to be a voluntary contribution or aid within the meaning of any applicable statutory provisions.

(f) The parties agree that on an annual basis the paid leave benefits provided regular employees under this Agreement are comparable to or better than those provided under the New York City Earned Sick Time Act, N.Y.C. Admin. Code § 20-911 et seq. Therefore, the provisions of that Act are hereby waived.

47. HEALTH, PENSION, TRAINING, LEGAL & SUPPLEMENTAL RETIREMENT AND SAVINGS FUNDS

A. Health Fund

1. The Employer shall make contributions to a health trust fund, known as the “Building Service 32BJ Health Fund,” to cover employees covered by this Agreement who work more than two (2) days per week with such health benefits as may be determined by the Trustees of the Fund. The Employer may, unless rejected by the Trustees, upon execution of a participation agreement in the form acceptable by the Trustees, cover such other of his employees as he/she may elect, and provided such coverage is in compliance with law and the Trust Agreement.

Employees who are on workers’ compensation or who are receiving statutory short term disability benefits or Building Service 32BJ long term disability benefits, or a Building Service 32BJ disability pension, shall be covered by the Health Fund without employer contributions until they may be covered by Medicare or thirty (30) months from the date of disability, whichever is earlier.

In no event shall any employee who was previously covered for health benefits lose such coverage as a result of a change or elimination of the Health Fund provision extending coverage for disability. In the event the provision extending coverage for disability is discontinued for any reason, the Employer shall be obligated to make contributions for the duration of the period that would have otherwise been available.

2. Effective January 1, 2016, the rate of contribution to the Health Fund shall be $16,448.24 per year for each covered employee, payable when and how the Trustees determine.

3. Effective January 1, 2017, the rate of contribution to the Health Fund shall be $17,446.64 per year for each covered employee.

4. Effective January 1, 2018, the rate of contribution to the Health Fund shall be $18,494.44 per year for each covered employee.

5. Effective January 1, 2019, the rate of contribution to the Health Fund shall be $19,790.80 per year for each covered employee.

6. Any Employer who becomes party to this Agreement and who has a plan in effect prior to the effective date of this Agreement, which provides health benefits, the equivalent of or better than, the benefits provided for herein, and the cost of which to the Employer is at least as great, may upon the agreement of the Union cover his/her employees under his/her existing plan in lieu of this Fund. If any future applicable legislation is enacted, there shall be no duplication or cumulation of coverage and the parties will negotiate such changes as may be required by law.

7. If during the term of this Agreement, the Trustees find the payment provided herein is insufficient to maintain benefits and adequate reserves for such benefits, they shall require the parties to increase the amounts needed to maintain such benefits and reserves. In the event the Trustees are unable to reach agreement on the amount required to maintain benefits and reserves, the matter shall be referred to arbitration pursuant to the deadlock provisions of the Fund’s Agreement and Declaration of Trust. The preceding maintenance of benefits provision shall be suspended for the life of this Agreement.

8. The RAB and the Union have agreed that if there is governmental health care reform mandating payment, in full or part, by a contributing Employer for some or all of the benefits already provided for in the Health Fund to participants, the parties shall meet to discuss what ameliorative steps, if any, might be appropriate to minimize any adverse impact on the Health Fund, its participants and Employers.

B. Pension Fund

1. The Employer shall make contributions to a pension trust known as the “Building Service 32BJ Pension Fund” to cover bargaining unit employees who a regularly employed twenty (20) or more hours per week, including paid time off. The Employer shall also make contributions on behalf of other bargaining unit employees to the extent that such employees work a sufficient number of hours to require benefit accrual pursuant to Section 204 of ERISA.

Employees unable to work and who are on statutory short term disability benefits or workers’ compensation shall continue to accrue pension credits without employer contributions during the periods of disability up to six (6) months or the period of disability, whichever is earlier.

2. Effective January 1, 2016, the rate of contribution to the Pension Fund shall be $102.75 per week for each covered employee, payable when and how the Trustees determine.

3. Effective January 1, 2017, the rate of contribution to the Pension Fund shall be $106.75 per week for each covered employee.

4. Effective January 1, 2018, the rate of contribution to the Pension Fund shall be $110.75 per week for each covered employee.

5. Effective January 1, 2019, the rate of contribution to the Pension Fund shall be $114.75 per week for each covered employee.

The parties agree that the foregoing contribution requirements for the Pension Fund are consistent with the contribution rate schedules required by the Pension Fund’s rehabilitation plan under Section 432 of the Internal Revenue Code.

6. Any Employer who becomes a party to this Agreement and who immediately prior thereto, has a pension plan in effect which provides benefits equivalent to or better than the benefits provided herein, may, upon agreement with the Union (and RAB) cover his employees under his existing plan in lieu of this Fund and be relieved of the obligation to make contributions to the Fund for the period of such other coverage.

7. If the Employer has an existing plan as referred to above, it shall not discontinue or reduce benefits without prior Union consent and the existing plan shall remain obligated to the employee(s) for whatever benefits they may be entitled.

8. In no event shall the Trustees or any of them, the Union or the Employer, directly or indirectly, by reason of this Agreement, be understood to consent to the extinguishment, change or diminution of any legal rights, vested or otherwise, that anyone may have in the continuation in existing form of any such Employer pension plan, and the Trustees or any of them, the Union and the Employer, shall be held harmless by an Employer against any action brought by anyone covered under such Employer’s plan asserting a claim based upon anything done pursuant to Section 6 of this Article. Notice of the pendency of any such action shall be given the Employer who may defend the action on behalf of the indemnitee.

9. The parties agree that if there are new governmental regulations issued that implement the excise tax provisions of the Pension Protection Act (PPA), or there is further governmental reform relating to the funding of pension funds, the parties shall meet to discuss what steps, if any, might be appropriate to ameliorate and adverse impact on the Funds, its participants and employers.

To the extent that the Employer, with respect to employees covered by this Agreement, becomes subject to an automatic employer surcharge or any excise tax, penalty, fee increased contribution rate or other amount relating to the funding of the Pension Fund (but not including interest, liquidated damages, or other amounts owed as a consequence of failing to make timely remittance of contributions to the Pension Fund) under Sections 412 or 432 of the Internal Revenue Code then the parties agree that the required contributions to the Health Fund, Training Fund and/or Legal Services Fund shall be reduced dollar for dollar by the aggregate amount of any additional contribution and/or surcharge amounts, excise taxes, penalties, fees or other amounts that such employer is required to pay, as provided in this subsection. Unless a different allocation among the Funds is agreed upon in advance of any applicable due date for such contributions by the Presidents of the RAB and Local 32BJ, such amount shall be allocated solely from the Health Fund.

C. Training, Scholarship and Safety Fund

1. The Employer shall make contributions to a training and scholarship trust fund known as the “Thomas Shortman Training, Scholarship and Safety Fund” to cover employees covered by this Agreement who work more than two (2) days per week, with such benefits as may be determined by the Trustees.

2. Effective January 1, 2016, the rate of contribution to the Thomas Shortman Training, Scholarship and Safety Fund shall be $169.60 per year for each covered employee, payable when and how the Trustees determine.

D. Group Prepaid Legal Plan

1. The Employer shall make contributions to a prepaid legal services trust fund known as the “Building Service 32BJ Legal Services Fund” to cover employees covered by this Agreement who work more than two (2) days per week, with such benefits as may be determined by the Trustees.

2. Effective January 1, 2016, the rate of contribution to the Legal Fund shall be $199.60 per year for each covered employee, payable when and how the Trustees determine.

E. Supplemental Retirement and Savings Fund

1. The Employer shall make contributions to a trust fund known as the “Building Service 32BJ Supplemental Retirement and Savings Fund” to cover bargaining unit employees who are regularly employed twenty (20) or more hours per week, including paid time off, with employer contributions as hereinafter provided and tax exempt employee wage deferrals as provided by the Plan and for Plan Rules. Employer contributions for other bargaining unit employees shall also be required for each week in which they work twenty (20) or more hours, including paid time off.

2. Effective January 1, 2016, the rate of contribution to the Supplemental Retirement and Savings Fund shall be $13.00 per week per covered employee, payable in the Fund when and how the Trustees determine.

F. Provisions Applicable to All Funds

1. If the Employer fails to make required reports or payments to the Funds, the Trustees may in their sole and absolute discretion take any action necessary, including but not limited to immediate arbitration and suits at law, to enforce such reports and payments, together with interest and liquidated damages as provided in the Funds’ Trust Agreements, and any and all expenses of collection, including but not limited to counsel fees, arbitration costs and fees, and court costs.

Any Employer regularly or consistently delinquent in Health, Pension, Legal, Training or Supplemental Retirement and Savings Fund payments may be required, at the option of the Trustees of the Funds to provide the appropriate Trust Fund with security guaranteeing prompt payment of such payments.

2. By agreeing to make the required payments into the Funds, the Employer hereby adopts and shall be bound by the Agreement and Declaration of Trust as it may be amended and the rules and regulations adopted or hereafter adopted by the Trustees of each Fund in connection with the provision and administration of benefits and the collection of contributions. The Trustees of the Funds shall make such amendments to the Trust Agreements, and shall adopt such regulations, as may be required to conform to applicable law, and which shall in any case provide that employees whose work comes within the jurisdiction of the Union (which shall not be considered to include anyone in an important managerial position) may only be covered for benefits if the building in which they are employed has a collective bargaining agreement with the Union. Any dispute about the Union’s jurisdiction shall be settled by the Arbitrator if the parties cannot agree.

3. There shall be no Employer contributions to the Funds on behalf of employees during their first ninety (90) days, except as provided in Section 11(c) above, with respect to the Building Service Pension and Supplemental Retirement and Savings Funds.

4. There is presently an Agreement between the Union and the RAB which provides that the Presidents of the RAB and Union may determine, in their discretion and upon mutual consent, prior to the beginning of the contract years January 1, 2016,

55. COMPLETE AGREEMENT. This Agreement constitutes the full understanding between the parties and, except as they may otherwise agree, there shall be no demand by either party for the negotiation or renegotiation of any matter covered or not covered by the provisions hereof.

EMPLOYER: Employer Entity Name (Please Print Clearly)			SERVICE EMPLOYEES INTERNATIONAL UNION LOCAL 32BJ 25 West 18th Street New York, New York 10011 Tel. No. (212) 388-3800

Address-Line 1

By:
Address-Line 2

212-895-4354			Date:
Telephone

By:	/s/ Toni-Ann M. Sforza
Signature
	Name:	Toni-Ann M. Sforza
	Title:	Senior Vice President Director of Human Resources

As Agent for	AMALGAMATED BANK OF NEW YORK
OWNER ENTITY

Dated:	March 7, 2016

ARTICLE X - continued

SECTION 54 – Superintendents

SUBSECTION I – Wages and Hours

1. (a) Effective January 1, 2016, Superintendents covered by this Agreement shall receive a $32.00 weekly wage increase, and the minimum weekly wage shall then be $            .

(b) Effective January 1, 2017, Superintendents covered hereunder shall receive a weekly wage increase of $28.00. (c) Effective January 1, 2018, Superintendents covered hereunder shall receive a weekly wage increase of $28.00. (d) Effective January 1, 2019, Superintendents covered hereunder shall receive a weekly wage increase of $35.00.

Minimum wage rates shall be increased accordingly to reflect the above increases.

(e) Cost-of-living increases, if any, granted to employees under Article IX of this Agreement shall be granted to the Superintendents in the same amount and on the same effective date.

2. (a) The Superintendent shall be entitled to two (2) days off in each workweek, one of which shall be Sunday, and any work performed on either of those days shall be paid for at the rate of time and one-half the regular straight-time rate for all hours worked.

(b) Saturday shall continue to be a premium day, and any work performed on this day shall be paid for at the rate of time and one-half the regular straight-time rate of pay.

SUBSECTION II – Working Conditions

1, Any replacement Superintendent shall receive the contract wage, except where it includes extra pay attributable to years of service, special competence or special considerations beyond job requirements.

2. The Superintendent shall not be required to: (a) renew cables on elevators or build block or hollow tile walls; (b) run elevators except during relief period, lunch period, and emergencies and except that in any building employing three or less employees during the daytime, exclusive of the superintendent, the superintendent in such buildings shall do all the duties which he/she has heretofore been accustomed to do; (c) do any porter work except in a building employing three employees or less during the daytime, exclusive of the superintendent, in which case he/she should continue to do work he/she has heretofore performed; (d) perform work on a scaffold that is not directly over a roof, setback, or within the building; (e) perform work on the inside of any fuel oil, pressure or hermetically sealed tank, (f) build cutting tables, machine stands, or dress racks; or (g) do any work that conflicts with State, Federal, or Municipal laws.

3. The Superintendent shall not be penalized or discriminated against for attending arbitrations, hearings or meetings, but this privilege shall not be construed so as to interfere with the orderly operations of the building.

4, There may be added to the duties of the Superintendent more or less miscellaneous and relief work for which his/her additional compensation distinguishes him/her from other classes of workers on the premises, subject to the grievance and arbitration procedures provided herein.

5. The Arbitrator may consider exceptional cases in which the Union claims that excessive work or the utilization of unique skills or painting is required of the Superintendent and may relieve the Superintendent of, or require additional compensation for, such excessive work.

6. No Superintendent leaving his/her position of his/her own accord shall be entitled to accrued vacation allowance unless he/she has given the Employer at least thirty (30) days’ written termination notice.

7. The Union may question the propriety of the termination of the Superintendent’s services and demand his/her reinstatement to his/her job or severance pay, if any, as the case may be, by filing a grievance under Article V of this Agreement. The Arbitrator shall give due consideration to the Superintendent’s management responsibilities and to the need for cooperation between the Superintendent and the Employer.

8. No provision of this Agreement shall be so construed as to reduce the wages or lower the rate of pay of the Superintendent, or to lower or worsen the terms or conditions of his/her employment. This provision shall not be construed as to in any way prevent the exercise by the Employer of its normal management prerogatives to make changes in equipment, schedules, shifts, number of employees and duties necessary and incident to the operation, maintenance and servicing of the building not inconsistent with the letter or the spirit of any other specific provision of this Agreement.

9. The provisions of this Agreement applicable to Superintendents shall expire January 31, 2020,

10. Wherever a conflict may exist between the 2016 Independent Office Agreement and terms of this Article and Section, the terms of this Article and Section shall prevail.